Exhibit 5.2

August 22, 2022

Global Payments Inc.

3550 Lenox Road

Atlanta, Georgia 30326

Re:    Offering of Senior Notes by Global Payments Inc.

Ladies and Gentlemen:

I am Senior Executive Vice President, General Counsel and Corporate Secretary of Global Payments Inc., a Georgia corporation (“GPN”). This opinion letter is being provided in connection with the issuance and sale by GPN of $500,000,000 principal amount of its 4.950% Senior Notes due 2027 (the “2027 Notes”), $500,000,000 principal amount of its 5.300% Senior Notes due 2029 (the “2029 Notes”), $750,000,000 principal amount of its 5.400% Senior Notes due 2032 (the “2032 Notes”) and $750,000,000 principal amount of its 5.950% Senior Notes due 2052 (together with the 2027 Notes, the 2029 Notes and the 2032 Notes, in each case as evidenced by one or more global notes executed by GPN, the “Securities”), pursuant to the Underwriting Agreement dated August 8, 2022 (the “Underwriting Agreement”), among GPN and the several underwriters named in Schedule A thereto. The Securities will be issued pursuant to an Indenture dated as of August 14, 2019 (the “Base Indenture”) among GPN, certain other parties thereto and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as trustee, as supplemented by the Supplemental Indenture No. 5 dated as of August 22, 2022 relating to the Securities (together with the Base Indenture, the “Indenture”).

The offer and sale of the Securities is being made pursuant to the Registration Statement (the “Registration Statement”) on Form S-3 (Registration No. 333-266621), relating to the Securities and other securities, filed by GPN with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including the prospectus supplement dated August 8, 2022 (the “Prospectus Supplement”), and the accompanying prospectus filed by GPN with the Commission.

For the purposes of the opinions expressed in this opinion letter, I have (i) examined originals or copies of the Indenture and such other documents, corporate records, instruments, certificates of public officials and of officers and representatives of GPN; (ii) made such inquiries of officers and representatives of GPN; and (iii) considered such questions of law, in each case as I have deemed necessary for the purpose of rendering the opinions set forth in this opinion letter.

In such examination, I have assumed the genuineness of all signatures, the authenticity of all items submitted to me as originals, the conformity with originals of all items submitted to me as copies and the authenticity of the originals of such copies. Also, in examining executed documents for the purposes of the opinions expressed in this opinion letter, I have assumed that: (i) each entity other than GPN is validly existing and in good standing (or the equivalent) as a corporation, limited liability company or other applicable legal entity under the laws of its jurisdiction of organization and has the requisite power and authority to execute and deliver such

Global Payments Inc.

August 22, 2022

documents to which it is a party and to carry out and consummate all transactions contemplated to be performed by such documents; (ii) each entity other than GPN has duly authorized the execution, delivery and performance of such documents to which it is a party and has, in fact, duly executed and delivered such documents to which it is a party; (iii) such documents (including, without limitation, the Indenture and all documents related to the Indenture) constitute the legal, valid and binding obligations of each party thereto (other than GPN), enforceable in accordance with their respective terms; and (iv) all natural persons who are signatories to such documents were legally competent at the time of their execution thereof. I have not independently verified any such information or assumptions. My opinions expressed in this opinion letter with respect to the due organization and valid existence of GPN are based solely upon a certificate issued by the Secretary of State of the State of Georgia, and are limited to the meaning ascribed to such certificate in such State and limited to the date thereof.

I am admitted to the Bar in the State of Georgia, and I express no opinion as to the applicability of, compliance with or effect of the law of any jurisdiction other than the substantive laws (excluding choice of law rules) of the State of Georgia. None of the opinions or other advice contained in this opinion letter considers or covers any federal securities laws or regulations, state securities (or “blue sky”) laws or regulations or foreign securities laws or regulations. I express no opinion concerning the contents of the Registration Statement or any related prospectus. The opinions in this opinion letter are limited to laws (including, without limitation, rules and regulations thereunder), as in effect on the date of this opinion letter, which laws are subject to change with possible retroactive effect. I have no obligation to update or supplement the opinions in this opinion letter to reflect any changes in law that may hereafter occur or become effective. I also have assumed that the constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue unless a reported decision in the State of Georgia has established its unconstitutionality or invalidity.

Based upon and subject to the limitations, assumptions and qualifications set forth in this opinion letter, I am of the opinion that:

1.

GPN has been duly organized as a corporation under the laws of the State of Georgia and is validly existing under the laws of such State. GPN has the corporate power to enter into and perform its obligations under the Underwriting Agreement, the Indenture and the Securities. The execution and delivery of the Underwriting Agreement, the Indenture and the Securities and the performance by GPN of its obligations thereunder have been duly authorized by all necessary corporate action on the part of GPN. The opinions expressed in this paragraph 1 are limited to the Georgia Business Corporation Code.

2.	GPN has duly executed and delivered the Underwriting Agreement, the Indenture and the Securities, in each case to the extent that such execution is governed by Georgia law.

Global Payments Inc.

August 22, 2022

The opinions set forth in this opinion letter are limited to, and no opinion is implied or may be inferred beyond, the matters expressly stated in this opinion letter. This opinion letter speaks as of the date hereof and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and I undertake no (and hereby disclaim any) obligation to update this opinion letter.

This opinion letter is furnished to you for your use in connection with the Registration Statement. This opinion letter may not be relied upon by you for any other purpose, or furnished to, or relied upon by any other person, firm or corporation, for any purpose, without my prior written consent, except that this opinion letter may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

I hereby consent to the filing of this opinion letter as an Exhibit to GPN’s Current Report on Form 8-K on or about the date hereof and further consent to the reference to my name under the caption “Validity of the Notes” in the Prospectus Supplement that is a part of the Registration Statement. In giving this consent, I do not admit that I am an “expert” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act. I also consent to Wachtell, Lipton, Rosen & Katz relying on this opinion letter.

Very truly yours,

/s/ David L. Green
David L. Green